Exhibit 99.1

Imperial reports voting results for election of directors

Calgary, AB – May 8, 2025 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced at its annual meeting of shareholders held on May 8, 2025, that each of the seven nominees proposed as directors of the company and listed in its management proxy circular dated March 17, 2025 were elected as directors. A total of 474,218,780 shares (93.16 percent of outstanding common shares) were represented in person or by proxy. The shares represented at the meeting that were voted to elect the individual directors are set out below:

Nominee:	For:	Against:
D.W. (David) Cornhill	458,688,249	11,623,865
S.R. (Sharon) Driscoll	460,709,337	9,602,197
J.N. (John) Floren	458,402,042	11,912,559
G.J. (Gary) Goldberg	460,671,058	9,643,543
N.A. (Neil) Hansen	431,100,735	39,213,866
M.C. (Miranda) Hubbs	434,627,097	35,680,453
J.R. (John) Whelan	467,228,982	3,084,807

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For further information:

Investor relations	Media relations
(587) 962-4401	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
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